Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(Nasdaq: DESC)

Contact:

At the Company:

John	Glidden
(203)	678-2355

DISTRIBUTED ENERGY REPORTS RECORD REVENUES OF $12.3 MILLION,

SHARPLY REDUCED NET LOSS IN 3rd QUARTER

Investor Conference Call Set for Today, Monday, November 7th at 11:00AM (EDT)

WALLINGFORD, CT, November 7, 2005 – Distributed Energy Systems Corp. (Nasdaq: DESC) reported today that revenues rose to a record $12.3 million for the third quarter ended September 30, 2005, compared with $4.8 million in the same period one year ago. The company sharply reduced its third quarter net loss to $3,587,000, or $0.10 per share, from $5,780,000, or $0.16 per share, during the same period in 2004.

Third-quarter results primarily reflect strong performance at Northern Power Systems, where revenue growth derived largely from power installations for building and industrial applications. In addition due to sufficient and positive warranty experience, Proton Energy Systems recognized $1.6 million in previously deferred revenue during the quarter from the sale of the mid-sized HOGEN® S Series hydrogen generators.

Through nine months of 2005, Distributed Energy Systems had revenue of $33.9 million, and a net loss of $12.8 million, or $0.36 per share. One year ago, the company reported nine-month revenue of $11.1 million, and a net loss of $18.4 million, or $0.52 per share.

Northern Power and Proton Energy merged to form Distributed Energy Systems in late 2003. The combined company provides industrial and commercial markets with products and services offering greater control over the supply and cost of power, as well as increased efficiency and reliability.

“We made solid progress in the third quarter toward every one of our objectives,” said Walter W. (Chip) Schroeder, president of Distributed Energy Systems. “Revenues at Northern Power continue to grow, reflecting the strong position of our engineering, procurement and construction (EPC) business in the remote and on-grid distributed power segments. Northern’s current year-to-date revenues are more than 250% above the comparable period one year ago.” He also noted successful progress on signing long-term contracts for Northern Power’s PowerAdvantage™ operation and maintenance program for distributed generation facilities”

Mr. Schroeder commented on Proton Energy as follows: “There was notable progress at Proton, where we began to see early shipment and order progress from distributor agreements we signed with Airgas, Praxair and Linde earlier in the year.”

“These distribution partners tell us that order flow is a function of not only the compelling value of Proton products, but also because of the volatile condition of today’s hydrogen supply market,” Mr. Schroeder continued. “End users are taking a fresh look at onsite hydrogen generation as an alternative to truck-delivered supplies, and they like the idea of gaining more control over their hydrogen resources.” Mr. Schroeder noted the increased demand and the “value proposition” of the use of onsite hydrogen for electric generator cooling, where the savings to the plant owner typically result in a payback of less than a year. This enables Proton to sell its large HOGEN H Series systems at better margins and into this and other markets, where we are seeing promising product line acceptance.

“On the financial front,” Mr. Schroeder stated, “we moved closer to breakeven,” emphasizing the sharp reduction in the third quarter’s net loss. “This is our best bottom line since the merger of Northern Power and Proton Energy,” he said, “and our improved results also demonstrate the positive effects of remaining focused on the goal of becoming profitable within our existing capital resources.”

DESC reported that the company’s gross margins were positive for the fourth consecutive quarter. In addition, cash and marketable securities as of September 30, 2005, were $42.7 million compared with $45.8 million as of June 30, 2005. The change primarily reflects the net loss for the quarter, with working capital requirements remaining essentially unchanged. The company defines working capital as current assets minus current liabilities excluding cash and marketable securities.

3rd Quarter Highlights:

Distributed Energy Systems noted several major developments since the regular August 5th investor conference call, including:

•	An agreement with Linde Gas to distribute Proton’s HOGEN hydrogen generators in the United States, Mexico and the Caribbean.

•	A $2.05 million contract for Northern Power to design and install independent remote power systems for three offshore natural gas drilling platforms in the Gulf of Mexico for Construcciones Mecánicas Monclova S.A. de C.V.

•	A contract for Northern Power to provide two TelePrime™ power systems for the Sakhalin-II Pipeline project on Russia’s Sakhalin Island. The contract valued at $1.5 million, brings Northern Power’s total contractual involvement in Sakhalin oil and gas development projects to more than $6 million.

•	Announced the promotion of Darren Jamison to president of the Northern Power Systems subsidiary.

•	The purchase by Northern Power of a $1.5 million, 110,000 square-foot manufacturing and engineering facility in Barre, VT, to improve production efficiencies.

•	An increase in original contract award from the Anchorage-based Alaska Village Electric Cooperative for Northern Power to install three additional NorthWind 100® wind turbines, including remote monitoring and controls valued at $1.8 million.

•	Announced a multi-million dollar agreement to provide PowerAdvantage O&M service to former DTE Energy distributed generation customers.

Outlook:

“Developments such as these – together with the momentum from customers who see the need to think smarter and differently about their electric power priorities – continue to bolster our optimism,” Mr. Schroeder concluded. “We are in the right business at the right time, now and for the foreseeable future, and we believe our operational improvements should enable us to report continuing progress over the next several quarters.”

Conference Call:

The Company will host a conference call today, Monday, November 7, 2005 at 11:00 a.m. EDT to discuss third quarter results and other matters of interest to investors and shareholders. Individuals wishing to participate in the conference call should dial (866) 578-5801, pass code 14801101, or for international calls (617) 213-8058. A replay will be available through November 21, 2005 by dialing (888) 286-8010, pass code 31406506 or on the company’s website. A slide presentation and the call will also be broadcast live over the Internet, and can be accessed by all interested parties at www.vcall.com or through the investors’ section of the Distributed Energy Systems website at www.distributed-energy.com.

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (Nasdaq: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. As the parent company of Proton Energy Systems (www.protonenergy.com) and Northern Power Systems (www.northernpower.com), Distributed Energy Systems delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy’s goals, future revenue and profitability, financial sustainability, and marketing arrangements and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-Q for the quarter ended June 30, 2005, and other filings Distributed Energy may make from time to time with the SEC.

Distributed Energy Systems Corp.

Financial Results

(Unaudited)

Income Statement Data:

		Quarter Ended September 30,
		2005	2004
Net revenue		$12,277,000	$4,820,000
Net cost of sales		10,806,000	4,816,000
Research and development		1,222,000	1,500,000
General and administrative		3,966,000	4,528,000

Loss from operations		(3,717,000)	(6,024,000)
Interest income, net and other		130,000	244,000

Net loss		$(3,587,000)	$(5,780,000)

Loss per share, basic and diluted		$(0.10)	$(0.16)

Weighted average shares outstanding		36,426,938	35,505,492

		Nine Months Ended September 30,
		2005	2004
Net revenue		$33,980,000	$11,094,000
Net cost of sales		30,607,000	11,516,000
Research and development		3,800,000	4,830,000
General and administrative		12,777,000	13,769,000

Loss from operations		(13,204,000)	(19,021,000)
Interest income, net and other		403,000	594,000

Net loss		$(12,801,000)	$(18,427,000)

Loss per share, basic and diluted		$(0.36)	$(0.52)

Weighted average shares outstanding		36,042,775	35,435,868

Balance Sheet Data:
	September 30, 2005	June 30, 2005	December 31, 2004
Cash and marketable securities	$42,740,000	$45,792,000	$59,135,000
Deferred costs	4,069,000	4,165,000	3,731,000
Total assets	113,309,000	115,748,000	124,571,000
Deferred revenue	4,090,000	4,739,000	4,302,000
Total current liabilities	16,945,000	16,377,000	16,308,000
Total long-term liabilities	8,594,000	8,578,000	8,829,000
Total stockholders’ equity	87,770,000	90,793,000	99,434,000
Total liabilities and stockholders’ equity	113,309,000	115,748,000	124,571,000

SOURCE: Distributed Energy Systems Corp.